Contact:	Frank Guidone, CEO
(757) 766-4400

Boutcher & Boutcher Investor Relations
Aimee Boutcher or Daniel Boutcher
(973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Announces New Board Member

Hampton, VA, November 10, 2006 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced today that Kenneth Thompson has joined the Board of Directors, effective immediately.

Mr. Thompson is currently Senior Vice President, General Counsel and Corporate Secretary of Insurance Services Offices, Inc., a privately held company that provides risk management products and services to the insurance industry. Prior to ISO, Mr. Thompson was a partner at McCarter & English where he was Chairman of the firm’s Corporate and Securities Law Department. From 1997 until 2006, Mr. Thompson served as the primary outside counsel to Measurement Specialties.

Frank Guidone, Company CEO commented, “Ken was probably the first person I met when I got involved at MEAS, and he has been a valuable and respected advisor since day 1. His long history with the Company and intimate knowledge of our business will make him a valuable member our Board of Directors.”

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

Company Contact: Frank Guidone, CEO, (757) 766-4400
Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878